UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2015

PACWEST BANCORP

(Exact name of registrant as specified in its charter)

Delaware	000-30747	33-0885320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10250 Constellation Blvd., Suite 1640
Los Angeles, CA 90067

(Address of principal executive offices)

Registrant’s telephone number, including area code:   (310) 286-1144

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On October 6, 2015, pursuant to the Agreement and Plan of Merger, dated as of March 1, 2015 (the “Merger Agreement”), between PacWest Bancorp, a Delaware corporation (the “Company”), and Square 1 Financial, Inc., a Delaware corporation (“Square 1”), Square 1 merged with and into the Company with the Company continuing as the surviving corporation (the “Merger”). Following the Merger, Square 1 Bank, a wholly-owned bank subsidiary of Square 1, merged with and into Pacific Western Bank, a wholly-owned bank subsidiary of the Company, with Pacific Western Bank continuing as the surviving bank.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 7, 2015, pursuant to the terms of the Merger Agreement, the board of directors of the Company (the “Board”) increased its size by one to fourteen and filled the new vacancy by appointing Paul Burke, a director of Square 1 (who was designated by Square 1), to serve on the Board until such time as his successor is duly elected and qualified or until his earlier resignation or removal.  Mr. Burke will be appointed to committees of the Board at a later date.

Compensatory arrangements for Mr. Burke will be consistent with the Company’s previously disclosed standard arrangements for non-employee directors.  Such arrangements are described in the Company’s proxy statement for its 2015 annual meeting filed on April 1, 2015, which descriptions are incorporated herein by reference.

Item 8.01.  Other Events.

The disclosure contained in the Introductory Note above is incorporated herein by reference.

Pursuant to the terms and conditions set forth in the Merger Agreement, each outstanding share of Square 1 common stock, par value $0.01 per share (“Square 1 Common Stock”) (other than shares held by the Company or any direct or indirect wholly owned subsidiary of the Company or by Square 1 or any direct or indirect wholly owned subsidiary of Square 1, other than those held in a fiduciary capacity or as a result of debts previously contracted, which shares were cancelled and retired), was converted into the right to receive 0.5997 of a share of Company common stock, par value $0.01 per share (“Company Common Stock”).  For each fractional share that would have otherwise been issued, the Company will pay cash in an amount equal to such fraction multiplied by $42.7827 (the “Average Closing Price”), which was the average closing price of Company Common Stock as quoted on NASDAQ over the 15 consecutive trading days ended on September 17, 2015.

As a result of the Merger, the Company will deliver approximately 18.1 million shares of Company Common Stock to the former holders of Square 1 Common Stock.  Former holders of Square 1 Common Stock as a group have the right to receive shares of Company Common Stock in the Merger constituting approximately 15% of the outstanding shares of Company Common Stock immediately after the Merger. As a result, holders of Company Common Stock immediately prior to the Merger, as a group, own approximately 85% of the outstanding shares of the Company Common Stock immediately after the Merger.

In addition, each outstanding option to acquire shares of Square 1 Common Stock, whether vested or unvested, and each outstanding restricted stock unit were cancelled and settled in cash based upon the per share merger consideration as described in the Merger Agreement.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on March 5, 2015, which is incorporated herein by reference.

On October 7, 2015, the Company issued a press release announcing the completion of the Merger.  A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.  Exhibits.

(d)                                 Exhibits

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 7, 2015

PACWEST BANCORP

By:	/s/ Kori L. Ogrosky
Name:	Kori L. Ogrosky
Title:	Executive Vice President, General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1

Agreement and Plan of Merger, dated as of March 1, 2015, between PacWest Bancorp and Square 1 Financial, Inc. (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on March 5, 2015 and incorporated herein by reference).

99.1	Press Release, dated October 7, 2015.